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EXHIBIT 10(w)

Non-Qualified Stock Option Agreement Pursuant to
The Dow Chemical Company 2003 Non-Employee Directors' Stock Incentive Plan

The Dow Chemical Company ("the Company") has delivered to you prospectus material pertaining to shares of the Company's Common Stock covered by The Dow Chemical Company 2003 Non-Employee Directors' Stock Incentive Plan ("the Plan"). This instrument is referred to herein as "this Agreement." Terms that are used herein and defined in the Plan are used as defined in the Plan. THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

TERMS AND CONDITIONS

1.
This Agreement is in all respects subject to the terms and conditions of the Plan, all of which are hereby incorporated herein and by reference made a part hereof.

2.
The Option grant covered by this Agreement ("Option") shall vest after one year after the date of this agreement.

3.
The term of the Option is ten years from the date of grant. This Options are exercisable only to the extent they have vested as provided in Item 2. During your lifetime this Option may not be exercised by any person other than you.

4.
In the event of your death, the beneficiary (if any) last designated by you on the stock option beneficiary designation form prescribed by the Compensation Committee may exercise this Option and otherwise succeed to your rights hereunder. If no such beneficiary is effectively designated by you or in the event of the death or nonexistence of a designated beneficiary without a designated successor, your legal representative or the person or persons to whom the rights under this Agreement shall have been transferred by will or under the laws of descent and distribution may exercise this Option giving notice of exercise pursuant to Item 5.

5.
Notice of the exercise of this Option in whole or in part shall be made to the Company's stock plan administrator (which as of the date of this Agreement is Smith Barney) via on-line trading, VRU, or Customer Service. Such notice of exercise shall be accompanied by payment in full for the shares covered thereby. Payment shall be in United States dollars and shall be made by official bank check, certified check, or the equivalent. The Stock Award Resource Center shall have discretionary authority to accept a personal uncertified check or bank transfer in lieu of the foregoing methods of payment. Neither the Company nor any of its subsidiaries or affiliates (hereafter collectively referred to as "Dow"),, nor any of their directors, officers, employees, or agents shall be liable for any delay in the issuance or receipt of any shares pursuant to this Agreement.

6.
Rights to vote and receive dividends on shares underlying the Options do not accrue until stock certificates have been issued after exercise of the Options.

7.
Nothing contained in this Agreement shall confer or be deemed to confer upon you any right with respect to continuance as a Director.

8.
Awardees will be deemed to have agreed to this Non-Qualified Stock Option Agreement with the Company on the date on the reverse side of this Agreement. To the extent that federal laws do not otherwise control, this Non-Qualified Stock Option Agreement shall be governed by the law of Delaware and construed accordingly. You may choose to reject this award by written notice delivered to the Compensation Committee of the Company within ten business days after receiving notice of the grant. Individuals who reject this Non-Qualified Stock Option will not receive additional cash or non-cash compensation in lieu of the Non-Qualified Stock Option. This Agreement expires when all Options granted under this Agreement have been exercised or on the expiration date outlined on the reverse side of this Agreement, whichever date is earlier.

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  EXHIBIT 10(w)